Exhibit 99.1
CERTIFICATE OF AMENDMENT TO THE
ARTICLES OF INCORPORATION
For use by Domestic Profit and Nonprofit Corporations
     Pursuant to the provisions of Act 284, Public Acts of 1972 (profit corporations), the undersigned corporation executes the following Certificate:
     1. The present name of the corporation is: Citizens Republic Bancorp, Inc.
     2. The identification number assigned by the Bureau is: 031-208
     3. Effective at 5:00 p.m. on the date of filing of this Certificate of Amendment with the State of Michigan (the “Effective Time”), Article III of the Articles of Incorporation is hereby amended so that the initial section (excluding the certificates of designations) reads as follows:
     “The total authorized capital stock is:
Common shares 105,000,000 No Par Value
Preferred shares 5,000,000 No Par Value”
     4. The following language is hereby added to the end of Article III of the Articles of Incorporation (before the certificates of designations):
     Effective at the Effective Time, every ten outstanding shares of Common Stock will be combined into and automatically become one fully paid and nonassessable share of outstanding Common Stock of the Corporation (the “Reverse Stock Split”).
     No fractional shares shall be issued in connection with the Reverse Stock Split. All shares that are held by a shareholder as of the effectiveness hereof shall be aggregated and each fractional share resulting from the Reverse Stock Split after giving effect to such aggregation shall be cancelled. Shareholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) in lieu of such fractional share interests upon the submission of a transmission letter by a shareholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the shareholder’s Old Certificates (as defined below), in an amount equal to the product obtained by multiplying (a) the closing price per share of the Common Stock as reported on the NASDAQ Capital Market as of the date of the Effective Time (adjusted for the Reverse Stock Split), by (b) the fraction of one share owned by the shareholder. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificate”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined pursuant to the Reverse Stock Split, subject to the elimination of fractional share interests as described above.
     5. The foregoing amendment to the Articles of Incorporation proposed by the board was duly adopted on the 18th day of May, 2011, by the shareholders at the annual meeting of shareholders, where the necessary votes were cast in favor of the amendment, in accordance with Section 611(3) of the Michigan Business Corporation Act.

Signed this 15th day of June, 2011
By:	/s/ Thomas W. Gallagher
Thomas W. Gallagher
Executive Vice President, General Counsel and Secretary

Name of person remitting fees:
Dykema Gossett PLLC
Preparer’s name and business telephone number:
John J. Collins, III
313-568-6901